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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  ------------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                           Fisher Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock - Par Value $1.25
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   337756 20 9
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                                 (CUSIP Number)


                     Sharon J. Johnston, 600 University St.,
                    #1525, Seattle, WA 98101 (206) 404-6048
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 25, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


                                  Page 1 of 6

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CUSIP NO. 337756 2 0 9
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1.         NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Robin J. Campbell Knepper
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2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
           N/A                                                        (b) [ ]
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3.         SEC USE ONLY

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4.         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
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                         5.     SOLE VOTING POWER

                                228,288
                         -------------------------------------------------------
                         6.     SHARED VOTING POWER
NUMBER OF
SHARES                          227,640
BENEFICIALLY             -------------------------------------------------------
OWNED BY                 7.     SOLE DISPOSITIVE POWER
EACH
REPORTING                       228,288
PERSON                   -------------------------------------------------------
WITH                     8.     SHARED DISPOSITIVE POWER

                                436,731
--------------------------------------------------------------------------------
9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           892,659
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10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [X]
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11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.4%
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12.        TYPE OF REPORTING PERSON*

           Individual
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1(a).     Name of Issuer:

               Fisher Communications, Inc.
               -----------------------------------------------------------------

Item 1 (b).    Address of Issuer's Principal Executive Offices:

               600 University Street, #1525, Seattle, WA  98101
               -----------------------------------------------------------------

Item 2(a).     Name of Person Filing:

               Robin J. Campbell Knepper
               -----------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               600 University Street, #1525, Seattle, WA 98101
               -----------------------------------------------------------------

Item 2(c).     Citizenship:

               United States
               -----------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

               Common Stock, $1.25 par value
               -----------------------------------------------------------------

Item 2(e).     CUSIP Number:

               337756 20 9
               -----------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)  [ ] Broker or dealer registered under Section 15 of the
                        Exchange Act.

               (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  [ ] Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

               (d)  [ ] Investment company registered under Section 8 of the
                        Investment Company Act.

               (e)  [ ] An investment adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E);

               (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [ ] A parent holding company or control person in accordance with Rule 13d-l(b)(l)(ii)(G);

               (h)  [ ] A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

               (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [ ] Group, in accordance with Rule 13d-l(b)(l)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

               Not applicable.

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Item 4.        Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)   Amount beneficially owned:

                     892,659*

               (b)   Percent of class:

                     10.4%

               (c)   Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote
                     228,288 Shares

               (ii)  Shared power to vote or to direct the vote
                     227,640 Shares

               (iii) Sole power to dispose or to direct the disposition of
                     228,288 Shares

               (iv) Shared power to dispose or to direct the disposition of 436,731 Shares
-------------------------
     *Robin J. Campbell Knepper owns 228,288 shares. In addition, she shares voting power, as co-trustee, as to 14,080 shares held by Trust A under the Will of Peggy Locke Newman and 213,560 shares held by Trust B under the Will of Peggy Locke Newman. Additionally, Ms. Knepper shares investment power as to the 436,731 shares held by the O.D. Fisher Investment Company. Ms. Knepper's husband owns 50 shares, and she disclaims beneficial ownership of these shares held by her husband.

Item 5.        Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

                                  Page 4 of 6


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Item 10.       Certifications.

               Not applicable.


               The rest of this page is intentionally blank.


                                  Page 5 of 6

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       April 11, 2002
                                       -----------------------------------------
                                       (Date)


                                       /s/ Robin J. Campbell Knepper
                                       -----------------------------------------
                                       (Signature)


                                       Robin J. Campbell Knepper
                                       -----------------------------------------
                                       (Name/Title)


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